Exhibit 99.1

GAP INC. REPORTS JUNE SALES UP 3 PERCENT;

COMPARABLE STORE SALES FLAT

SAN FRANCISCO — July 7, 2005 — Gap Inc. (NYSE: GPS) today reported net sales of $1.52 billion for the five-week period ended July 2, 2005, which represents a 3 percent increase compared with net sales of $1.48 billion for the same period ended July 3, 2004. The company’s comparable store sales for June 2005 were flat compared with a 2 percent decrease in June 2004.

Comparable store sales by division for June 2005 were as follows:

•	Gap North America: positive 3 percent versus negative 3 percent last year

•	Banana Republic North America: negative 6 percent versus positive 11 percent last year

•	Old Navy North America: flat versus negative 2 percent last year

•	International: positive 1 percent versus negative 11 percent last year

“June was a transitional month as all of our brands worked to clear summer merchandise in preparation for new product flows which will arrive in July,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “Merchandise margins for the month were slightly below June of last year.”

Year-to-date net sales of $6.3 billion for the 22 weeks ended July 2, 2005, decreased 1 percent compared with net sales of $6.4 billion for the same period ended July 3, 2004. The company’s year-to-date comparable store sales decreased 4 percent compared with a 5 percent increase in the prior year.

The company reiterated that it expects earnings per share of $1.44 to $1.48 for the full year 2005 and operating margins of about 13%. The company also reiterated that it expects inventory per square foot at the end of the second quarter to be down on a percentage basis in the low single digits.

As of July 2, 2005, Gap Inc. operated 3,024 store locations compared with 3,015 store locations last year.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include, without limitations, statements regarding: (i) earnings per share for 2005; (ii) operating margins for 2005; and (iii) year over year change in inventory per square foot at the end of the second quarter of 2005.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the Company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the Company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the Company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the Company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the Company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the Company’s supply chain or operations; and the risk that the Company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005. Readers should also consult the Company’s Quarterly Report on Form 10-Q for fiscal quarter ended April 30, 2005.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statement are based on information as of July 7, 2005, and the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Debbie Eliades
415-427-2161	415-427-4585